Exhibit 99.1

News

Release

Contacts:

Susan Szita Gore, Media (203) 837-2311 - susan_szita-gore@praxair.com

Elizabeth Hirsch, Investors (203) 837-2354 - liz_hirsch@praxair.com

Eugene Conese Jr., Gridiron Capital  (203) 972-1100

GRIDIRON CAPITAL ACQUIRES AVIATION-REPAIR BUSINESS FROM PRAXAIR

NEW CANAAN, Conn., April 4, 2006 – Gridiron Capital, LLC and Praxair Inc., (NYSE: PX)  announced today they have entered into a definitive agreement for Praxair to sell the aviation services division of Praxair Surface Technologies, Inc. to a new corporation established by Gridiron Capital, as lead investor, and Skyview Capital, as a minority participant. The acquisition is expected to close in the second quarter of 2006. Terms of the transaction were not disclosed.

Praxair Aviation Services repairs a variety of commercial and military aviation engine and airframe components, and applies protective coatings to the repaired parts. The division employs about 520 people and serves about 250 aviation customers worldwide. Under the agreement, the new company will acquire operating facilities in North Kansas City, Mo.; Tulsa, Okla.; Miramar, Fla.; Hillsboro, Ohio and Phoenix, Ariz.

Praxair Aviation Services has been an innovator of industry-leading technical repair processes and is well positioned for further growth,” said Gridiron Capital’s managing partner, Eugene Conese, Jr. “They have listened to their customers and developed cost-effective solutions that save their customers capital investment in new equipment while providing extended life for critical flight parts. The company has carved out a strong niche as the leader in innovative high technology repairs, and has a solid base for introducing new repair designs and expanding market share. We are committed to supporting their strong performance by providing additional resources to support and grow the business. We look forward to partnering with the entire team as the company continues its leadership in this expanding marketplace”

“We are excited about Gridiron Capital acquiring our business, which we believe will accelerate new product development and open the possibility of additional acquisitions,” said Jim Andrews, currently director of operations for Praxair Surface Technologies’ aviation repair division, who will continue on in that position with the new company.

Praxair Surface Technologies will continue to focus on high-performance coatings for engine parts in the OEM segment of the aviation market, where it has leading-edge technologies. In addition, the subsidiary will continue to provide high quality coatings applications for the printing, power generation, and other industrial markets.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

Gridiron Capital, LLC, headquartered in New Canaan, Conn., is a private equity investment firm focused on investing in and growing manufacturing, service and specialty consumer companies. The firm’s principals have a long and successful history of investing in and nurturing companies. The principals are successful private equity investors, business owners and operators. The Gridiron principals work closely with management teams to develop strategies for the portfolio companies and provide the necessary human and financial resources needed to execute business plans and build the company. More information on Gridiron is available on the Internet at www.gridironcapital.com

Skyview Capital, LLC (www.skyviewcapital.com), a private investment firm headquartered in Beverly Hills, Calif., specializes in the acquisition and continuous management of “systems - critical” enterprises in the areas of technology, telecommunications, business services, and niche manufacturing. By leveraging its extensive operational capabilities and financial acumen, Skyview systematically enhances the long-term sustainable value of the businesses it acquires.

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